UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2010

__________

INNSUITES HOSPITALITY TRUST
(Exact Name of Registrant as Specified in Charter)

 Ohio             001-07062             34-6647590
(State or Other Jurisdiction                          (Commission                                          (IRS Employer
 of Incorporation)                                    File Number)                                          Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue,
                     Suite 105, Phoenix, Arizona                                           85020
(Address of Principal Executive Offices)                                 (Zip Code)

Registrant's telephone number, including area code    (602) 944-1500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 30, 2010, InnSuites Hospitality Trust (the "Trust") received a letter from the NYSE Amex LLC (the "NYSE Amex") informing the Trust that the staff of the NYSE Amex's Corporate Compliance Department has determined that the Trust is not in compliance with Section 1003(a)(ii) of the NYSE Amex Company Guide due to the Trust having stockholders' equity of less than $4.0 million.

The NYSE Amex's letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by November 1, 2010, addressing how it intends to regain compliance with the NYSE Amex's continued listing standards within a maximum of 18 months.  The NYSE Amex's letter provides that if the plan submitted by the Trust is accepted by the NYSE Amex, the Trust may be able to continue its listing during the 18-month plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Trust's plan.

The Trust has been monitoring its stockholders' equity and reviewing potential actions that can be taken to increase its stockholders' equity to maintain compliance with the NYSE Amex's listing standards.  The Trust intends to submit a proposed plan of compliance to the NYSE Amex by the deadline of November 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:  /s/ Anthony B. Waters
Anthony B. Waters
Chief Financial Officer
Date:  October 1, 2010